Contingent Excess of Loss
                              Reinsurance Contract
                             Effective: July 1, 1998

                                    issued to

                            Condor Insurance Company
                         Amwest Surety Insurance Company
                                       and
                           Far West Insurance Company
                             all of Omaha, Nebraska
             (hereinafter referred to collectively as the "Company")

                                       by

                   The Subscribing Reinsurer(s) Executing the
                     Interests and Liabilities Agreement(s)
                                 Attached Hereto
                  (hereinafter referred to as the "Reinsurer")


Article I -       Classes of Business Reinsured

A. By this Contract the Reinsurer agrees to reinsure the excess liability which may accrue to the Company under its policies, contracts and binders of insurance or reinsurance (hereinafter called "policies") issued or renewed on or after the effective date hereof, and classified by the Company as the following:

       1. Casualty business, including but not limited to Commercial Automobile Liability and General Liability;

       2. Extra contractual obligations and/or loss in excess of policy limits arising under events from Private Passenger Auto, Homeowners, Mobile Homeowners and Motorcycle business;

      subject to the terms, conditions and limitations hereinafter set forth.

B. It is understood that the classes of business reinsured under this Contract are deemed to include:

       1. Coverages required for non-resident drivers under the motor vehicle financial responsibility law or the motor vehicle compulsory insurance law or any similar law of any state or province, following the provisions of the Company's policies when they include or are deemed to include so-called "Out of State Insurance" provisions;

          2. Coverages required under Section 30 of the Motor Carrier Act of 1980 and/or any amendments thereto.

Article II -      Term

A. This Contract shall become effective on July 1, 1998, with respect to losses under policies allocated to this Contract in accordance with the provisions of paragraph C below, and shall continue in force until June 30, 1999, both days inclusive.

               B. Unless the Company elects to reassume the ceded unearned premium in force on the effective date of expiration, and so notifies the Reinsurer prior to or as promptly as possible after the effective date of expiration, reinsurance hereunder on business in force on the effective date of expiration shall remain in full force and effect until expiration, cancellation or next premium anniversary date of such business, whichever first occurs, but in no event beyond 12 months following the effective date of expiration. This limitation, however, shall not apply to any extended reporting period provisions. It is understood and agreed that the term "premium anniversary date" shall mean the month and day of the year on which the Company issued the original policy.

C. Notwithstanding the provisions of paragraph B above, policies shall be allocated to this Contract if this Contract is in effect as of:

       1.   As respects all new policies, the effective date of such policies;

       2. As respects monthly continuous policies, the monthly renewal date of such policies;

       3. As respects all other term policies not greater than 12 months, the premium anniversary date of such policies;

       4. As respects all term policies greater than 12 months, the premium anniversary date of such policies.

      All premiums and losses (and related loss adjustment expenses) from policies allocated to this Contract shall be credited or charged, respectively, to this Contract, regardless of the date said premiums earn or such losses occur (or the date said claims are made or reported, as respects claims made policies). Premiums, losses and related loss adjustment expenses for any extended reporting period provisions shall be allocated to this Contract if the original policy was allocated to this Contract.

Article III -     Territory

This Contract shall only apply to policies issued to insureds domiciled in the United States of America, its territories and possessions, Puerto Rico and the District of Columbia; but this limitation shall not apply to losses if the Company's policies provide coverage outside the aforesaid territorial limits.

Article IV -      Exclusions

A.    This Contract does not apply to and specifically excludes the following:

       1. All reinsurance assumed other than reinsurance which covers business underwritten by the Company.

       2. Business written by the Company on a co-indemnity basis where the Company is not the controlling carrier.

               3. All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

       4. Pollution as excluded by the underlying Policy - "Pollution Exclusion - Absolute"; if not present, then deemed to be. However, this exclusion shall not apply to Environmental Restoration Coverages provided under MCS 90 Endorsement, which is required for those insureds maintaining ICC filings, or to the Company endorsement CA 99 48 as respects business classified by the Company as residential trash haulers.

       5. Hazardous Waste Operations (except when exposure is unknown or unintended).

       6. Liability as a member, subscriber or reinsurer of any Pool, Syndicate or Association, but this exclusion shall not apply to Assigned Risk Plans or similar plans.

       7. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Liability - Reinsurance" attached to and forming part of this Contract.

       8. Automobile Liability Insurance relating to the ownership, maintenance, or use of trucks used for transporting commodities such as explosives, munitions, gasoline, or liquefied petroleum gas
            (LPG), including butane and propane. It is understood and agreed that this exclusion shall not apply to those insureds involved in the removal of soils saturated with gasoline or petroleum products.

B. If the Company is bound, without the knowledge and contrary to the instructions of the Company's supervisory underwriting personnel, on any business falling within the scope of one or more of the exclusions set forth in paragraph A above, the exclusion shall be suspended with respect to such business until 30 days after an underwriting supervisor of the Company acquires knowledge thereof.

C. If the Company is required to accept an assigned risk which conflicts with one or more of the exclusions set forth in paragraph A above, reinsurance shall apply, but only for the difference between the Company's retention and the minimum limit required by the applicable state statute, and in no event shall the Reinsurer's liability exceed the limits set forth in
      Article V.

Article V -       Retention and Limit

A. Coverage A: As respects Casualty business, including but not limited to Commercial Automobile Liability and General Liability business subject to this Contract, the Company shall retain and be liable for the first $1,000,000 of ultimate net loss (whether involving any one or any combination of the classes of business covered hereunder) arising out of any one occurrence. The Reinsurer shall then be liable for the amount by which such ultimate net loss exceeds the Company's retention, but the liability of the Reinsurer shall not exceed $1,000,000 as respects any one occurrence, nor shall it exceed $3,000,000 as respects all losses arising out of occurrences commencing during the term of this Contract.

B. Coverage B: As respects extra contractual obligations and/or loss in excess of policy limits arising under events from Private Passenger Auto, Homeowners, Mobile Homeowners and Motorcycle business subject to this Contract, the Company shall retain and be liable for the first $250,000 of ultimate net loss (whether involving any one or any combination of the classes of business covered hereunder) arising out of any one occurrence. The Reinsurer shall then be liable for the amount by which such ultimate net loss exceeds the Company's retention, but the liability of the Reinsurer shall not exceed $750,000 as respects any one occurrence, nor shall it exceed $2,250,000 as respects all extra contractual obligations and/or loss in excess of policy limits arising during the term of this Contract.

      It is understood that the ultimate net loss referred to in this paragraph B shall be made up only of extra contractual obligations and loss in excess of policy limits.

C. The Company shall purchase or be deemed to have purchased inuring reinsurance to limit its ultimate net loss under any one policy subject to Coverage A (exclusive of loss in excess of policy limits or extra contractual obligations) to $1,000,000 each occurrence, Combined Single Limit.

D. The amount shown in paragraph C above shall be extended to follow the Company's policy if the Company's ultimate net loss is greater than said amount because its policy includes or is deemed to include:

       1.   So-called "Out of State Insurance" provisions;

       2. Limits of liability required under Section 30 of the Motor Carrier Act of 1980 and/or any amendments thereto.

Article VI -      Definitions

A.        "Ultimate  net loss" as used  herein is defined as the sum or sums (including loss in excess of policy limits, extra contractual obligations and any loss adjustment expense, as hereinafter defined, which reduces the Company's limit of liability under the policy involved) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's ultimate net loss has been ascertained.

B. "Loss in excess of policy limits" and "extra contractual obligations" as used herein shall be defined as follows:

       1. "Loss in excess of policy limits" shall mean 90.0% of any amount paid or payable by the Company in excess of its policy limits, but otherwise within the terms of its policy, as a result of an action against it by its insured or its insured's assignee to recover damages the insured is legally obligated to pay to a third party claimant because of the Company's alleged or actual negligence or bad faith in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action.

       2. "Extra contractual obligations" shall mean 90.0% of any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits, paid or payable by the Company as a result of an action against it by its insured, its insured's assignee or a third party claimant, which action alleges negligence or bad faith on the part of the Company in handling a claim under a policy subject to this Contract. An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

      Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

C. "Loss adjustment expense" as used herein shall mean expenses allocable to the investigation, defense and/or settlement of specific claims, including litigation expenses, interest on judgments, and legal expenses incurred in connection with coverage questions and legal actions connected thereto, but not including office expenses or salaries of the Company's regular employees.

D. "Occurrence" as used herein shall follow the definition of "loss" or "occurrence," as elected by the Company, under the applicable original policy.

Article VII -     Claims and Loss Adjustment Expense

A. Whenever a claim is reserved by the Company for an amount greater than its retention hereunder and/or whenever a claim appears likely to result in a claim under this Contract, the Company shall notify the Reinsurer. Further, the Company shall notify the Reinsurer whenever a claim involves a fatality, amputations or permanent loss of use of upper or lower extremities, spinal injuries resulting in partial or total paralysis of upper or lower extremities, brain injuries resulting in impairment of physical functions, severe burn cases, or any other injuries likely to result in a permanent disability rating of 50.0% or more, regardless of liability, if the policy limits or statutory benefits applicable to the claim are greater than the Company's retention hereunder. The Reinsurer shall have the right to participate, at its own expense, in the defense or control of any claim or suit or proceeding involving this reinsurance.

B. All claim settlements made by the Company, provided they are within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid by the Company.

C. In the event of loss hereunder, loss adjustment expense incurred by the Company in connection therewith which does not reduce the Company's limit of liability under the policy involved shall be shared by the Company and the Reinsurer in the proportion the ultimate net loss paid or payable by the Reinsurer bears to the total loss paid or payable by the Company, prior to any reinsurance recoveries, but after deduction of all salvage, subrogation and other recoveries. However, if a verdict or judgment is reduced by any process other than by the trial court, resulting in an ultimate saving to the Reinsurer, or a judgment is reversed outright, the expenses incurred in securing such reduction or reversal shall be shared by the Company and the Reinsurer in the proportion that each benefits from such reduction or reversal, and the expenses incurred up to the time of the original verdict or judgment which do not reduce the Company's limit of liability under the policy involved shall be shared in proportion to each party's interest in such original verdict or judgment. The Reinsurer's liability for such loss adjustment expense shall be in addition to its liability for ultimate net loss.

Article VIII -    Other Reinsurance

A. The Company shall be permitted to carry underlying reinsurance, recoveries under which shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.

B. The Company shall maintain in force excess of loss reinsurance for $600,000 in excess of $400,000 any one occurrence, any one policy, recoveries under which shall inure to the benefit of this Contract only with respect to claims which do not involve extra contractual obligations or loss in excess of policy limits.

Article IX -      Premium

A. As premium for the reinsurance provided hereunder, the Company shall pay the Reinsurer .54% of its net written premium for the term of this Contract, subject to a minimum premium of $126,000.

B. The Company shall pay the Reinsurer a deposit premium of $140,000 in four equal installments of $35,000 on the first day of each calendar quarter during the term of this Contract.

C. Within 45 days after the expiration of this Contract, the Company shall report the premium due hereunder determined in accordance with paragraph A above. Any additional premium due the Reinsurer or return premium due the Company shall be promptly remitted.

D. "Net written premium" as used herein is defined as gross written premium of the Company for the classes of business reinsured hereunder, less cancellations and return premiums, and less premiums ceded by the Company for reinsurance which inures to the benefit of this Contract or for reinsurance which increases the Company's available capacity.

E. Within 45 days after the end of each calendar quarter, the Company shall report to the Reinsurer the unearned reinsurance premium as of the end of the calendar quarter.

F. The Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.

Article X -       Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

Article XI -      Salvage and Subrogation

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.

Article XII -     Access to Records (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.

Article XIII -    Liability of the Reinsurer

A. The liability of the Reinsurer shall follow that of the Company in every case and be subject in all respects to all the general and specific stipulations, clauses, waivers and modifications of the Company's policies and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

B. Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

Article XIV -     Net Retained Lines (BRMA 32E)

A. This Contract applies only to that portion of any policy which the Company retains net for its own account (prior to deduction of any underlying reinsurance specifically permitted in this Contract), and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any policy which the Company retains net for its own account shall be included.

B. The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

Article XV -      Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Article XVI -     Currency (BRMA 12A)

A. Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Article XVII -    Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Article XVIII -   Federal Excise Tax (BRMA 17A)

(Applicable to those reinsurers, excepting Underwriters at Lloyd's London and other reinsurers exempt from Federal Excise Tax, who are domiciled outside the United States of America.)

A. The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B. In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

Article XIX -     Unearned Premium and Loss Reserves

A. If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia or the Reinsurer has an A. M. Best rating equal to or below B++, the Reinsurer agrees to fund its share of the Company's ceded unearned premium and outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) by:

       1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

       2. Escrow accounts for the benefit of the Company; and/or

       3.   Cash advances;

      if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

       1. To reimburse itself for the Reinsurer's share of unearned premiums returned to insureds on account of policy cancellations, unless paid in cash by the Reinsurer;

       2. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

       3. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

       4. To fund a cash account in an amount equal to the Reinsurer's share of any ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

       5. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of the Company's ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves), if so requested by the Reinsurer.

      In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1), B(2) or B(4), or in the case of B(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

Article XX -      Insolvency

A. In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C. It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except
          (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.

Article XXI -     Arbitration

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E. Any arbitration proceedings shall take place at El Segundo, California unless otherwise mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Company has its principal office.

Article XXII -    Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Article XXIII -   Agency Agreement

If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.

Article XXIV -    Intermediary (BRMA 23A)

E. W. Blanch Co. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through E. W. Blanch Co., Reinsurance Services, 3500 West 80th Street, Minneapolis, Minnesota 55431. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.


In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

Calabasas, California,       this _______ day of ________________________199___.

                             --------------------------------------------------
                             Condor Insurance Company

                                Table of Contents


    Article                                                         Page

           I      Classes of Business Reinsured                      1
          II      Term                                               2
         III      Territory                                          3
          IV      Exclusions                                         3
           V      Retention and Limit                                4
          VI      Definitions                                        5
         VII      Claims and Loss Adjustment Expense                 6
        VIII      Other Reinsurance                                  7
          IX      Premium                                            7
           X      Offset (BRMA 36C)                                  7
          XI      Salvage and Subrogation                            8
         XII      Access to Records (BRMA 1D)                        8
        XIII      Liability of the Reinsurer                         8
         XIV      Net Retained Lines (BRMA 32E)                      8
          XV      Errors and Omissions (BRMA 14F)                    9
         XVI      Currency (BRMA 12A)                                9
        XVII      Taxes (BRMA 50B)                                   9
       XVIII      Federal Excise Tax (BRMA 17A)                      9
         XIX      Unearned Premium and Loss Reserves                 9
          XX      Insolvency                                        11
         XXI      Arbitration                                       11
        XXII      Service of Suit (BRMA 49C)                        12
       XXIII      Agency Agreement                                  13
        XXIV      Intermediary (BRMA 23A)                           13